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                                                                   EXHIBIT 23(j)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of the
    Meeder Advisor Funds Trust and Money Market Portfolio:

We consent to the use of our reports incorporated by reference herein dated March 15, 2004 on the financial statements of the Meeder Advisor Funds Trust (comprised of The Institutional Fund) and Money Market Portfolio,as of December 31, 2003 and for the periods indicated in each Annual Report and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Additional Information - Auditors" in the Statement of Additional Information.

                                                                      KPMG LLP

Columbus, Ohio
April 26, 2004